UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 10, 2013

DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-35700 (Commission File Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1225 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events

Recent Horizontal Drilling Activity

In 2012, Diamondback Energy, Inc. (“we”, “us”, “our” or “the Company”) began testing the horizontal well potential of our acreage with two horizontal wells. We have since drilled as operator, or participated in, 12 additional horizontal wells that are in various stages of development. Our first horizontal well was the Janey 16H in Upton County with a 3,842 foot lateral in the Wolfcamp B interval. We are the operator of this well with a 100% working interest. It was completed in June 2012 and had a peak 24-hour initial production rate of 618 BOE/d and a peak consecutive 30-day average initial production rate of 486 BOE/d, of which 86% was oil. Through March 31, 2013, the Janey 16H had produced a total of 54 MBbls of oil and 66 MMcf of natural gas. Our second horizontal well was the Kemmer 4209H in Midland County. It is a non-operated well in which we own a 47% working interest. It was completed in September 2012 in the Wolfcamp B interval with a 3,733 foot lateral. The production as reported to us by the operator was a peak 24-hour initial production rate of 892 BOE/d and a peak 30-day average initial production rate of 712 BOE/d, of which 85% was oil. Through March 31, 2013, the Kemmer 4209H had produced a total of 53 MBbls of oil and 56 MMcf of natural gas. Based on the decline curve analysis of the current production, we anticipate that the EUR for each of these wells will be in the range of 400 to 500 MBOE.

Subsequent to the Janey 16H and Kemmer 4209H wells, we have drilled or are currently drilling nine horizontal wells as operator and have participated in one additional horizontal well as a non-operator, all of which are Wolfcamp B wells in various stages of development. The table below presents certain data regarding our horizontal wells.

Horizontal Wells: Midland County

			Peak	Initial Production (“IP”)
	Lateral	Number of	24-HR IP	Rate
Well Name	Length	Frac Stages	(BOE/d)	(BOE/d)	% Oil(a)
Kemmer 4209H(b)	3,733’	15	892	712(c)	85%
ST NW 2501H	4,451’	19	770	574(d)	89%
ST NW 2502H	4,351’	16	651	544(e)	89%
Sarah Ann 3812H(b)	4,830’	18	892	738(f)	89%
ST W 4301H	~7,250’	Well drilled; frac scheduled April 22, 2013
ST W 701H	~7,500’	Currently drilling well

Horizontal Wells: Upton County

			Peak
	Lateral	Number of	24-HR IP	IP Rate
Well Name	Length	Frac Stages	(BOE/d)	(BOE/d)	% Oil(a)
Janey 16H	3,842’	16	618	486(c)	86%
Neal A Unit 8-1H	7,441’	32	871	697(c)	87%
Janey 3H	4,441’	19	572	503(g)	84%
Neal B Unit 8-2H	6,501’	Well drilled; 26 stage frac completed, drilling out plugs
Kendra A Unit 1H	~7,500’	Well drilled; 30 stage frac in progress
Jacee A Unit 1H	~7,500’	Currently drilling well; 28 stage frac scheduled May 1, 2013

(a)	During the period for which the “IP Rate” is presented
(b)	Non-operated
(c)	Peak consecutive 30-day average initial production rate on artificial lift through April 6, 2013
(d)	Peak consecutive 20-day average initial production rate (flowing) through April 6, 2013
(e)	Peak consecutive 13-day average initial production rate (flowing) through April 6, 2013
(f)	Peak consecutive 23-day average initial production rate on artificial lift through April 6, 2013
(g)	Peak consecutive 26-day average initial production rate on artificial lift through April 6, 2013

The production results from the wells in Midland and Upton Counties, along with geoscience and engineering data that we have gathered and analyzed, give us confidence that our acreage in Midland and Upton Counties is prospective in the Wolfcamp B interval. We were using two horizontal drilling rigs as of March 31, 2013. Due to the success of our horizontal drilling program to date, we expect to add two additional horizontal drilling rigs during 2013 which will enable us to drill and complete more wells than we originally contemplated for our 2013 drilling program. As a result of our expected increase in our horizontal drilling activity, and assuming the additional wells we complete produce at rates similar to those of our existing wells we currently anticipate that our full-year 2013 production will be at or above the high end of our previously announced production guidance, with expected production increases weighted towards the second half of 2013. We currently anticipate raising our 2013 capital budget to fund this increased horizontal drilling activity.

Our production guidance and the other forward-looking statements contained in this Form 8-K are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained in this Form 8-K are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 10, 2013. All forward-looking statements contained in this Form 8-K speak only as of the date hereof. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	April 10, 2013	/s/ Teresa L. Dick
Teresa L. Dick
Senior Vice President and Chief Financial Officer

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